Exhibit 99.1

QUARTERLY REPORT for the period ended 31 December 2018

FINANCIAL HIGHLIGHTS

-	Average net production for the quarter ended 31 December 2018 was 726 barrels of oil equivalent per day, up 15% from the quarter ended 30 September 2018 of 631 barrels of oil equivalent per day (production numbers are based on barrels sold and doesn’t include movements in oil tank inventory).

-	Current 30 day production rate (as at January 2018), is averaging 900 BOPD (on a gross Operated basis) and approximately 630 BODP net to Samson. This decrease is modest compared to the December quarter, and expected to be reversed given that the workover rig that was stood down for December has recommenced operations in mid January.

-	Production from the Foreman Butte project increased from the September quarter total of 54,779 barrels of oil (net production) to 63,618 barrels of oil for the December 2018 quarter. The increase in production is due to the workover program Samson has put in place following the acquisition and refurbishment of its workover rig.

Prior 12 month production by quarter:

	Q1 2018	Q2 2018	Q3 2018	Q4 2018
OIL, BO	34,390	47,097	54,779	63,618
GAS, MCF	4,101	7,046	11,941	10,583
BOE	35,074	48,271	56,769	65,381
BOEPD	390	536	631	726

* Does not include gas produced for which we have not yet received the revenue.

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
December 2018 Quarter	63,618	2,846,027	10,583	50,952	2,896,979
September 2018 Quarter	54,779	3,564,224	11,944	66,270	3,628,643

Average commodity prices:

	OIL US$/Bbl	GAS US$/Mscf
December 2018 Quarter	$44.73	$4.85
September 2018 Quarter	$65.07	$5.54

In some cases revenue is yet to be received and is therefore an estimate.

The differential (the difference between WTI and local pricing) for Williston Basin crude increased to $21 per barrel for December 2018 as a result of additional Canadian crude being available. Williston differentials are set monthly by our marketer and are generally around $4 per barrel, the differential has been set for January 2019at $9.46 per barrel and $4.33 for February 2019. This return to “normal” is a result of several factors including the mandatory production curtailment by the State of Alberta and a higher demand for export barrels at the Gulf Coast

Samson Oil & Gas Limited	Samson Oil & Gas USA
Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000	1131, 17th Street, Suite 710, Denver Colorado 80202
T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	T: +1 303 295 0344 F: +1 303 295 1961

SAMSON OIL & GAS LIMITED

December 2018 Quarterly Report

LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	40
Roosevelt	Williston	Montana	Roosevelt	2,230
Rainbow	Williston	North Dakota	Williams	294
Foreman Butte	Williston	North Dakota/Montana	Numerous	51,305

PROJECTS

Rainbow Field: Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Gladys 1-20H

Samson 23% Working Interest

Kraken Operating, LLC, the operator of the Gladys 1-20H well, has been producing this well at an average rate of 146 BOPD and 172 MCFPD during the quarter. There are 6 additional Bakken/Three Forks drilling locations on this 1280 acre lease.

Foreman Butte Project: McKenzie & Williams Counties, North Dakota and Richland, Roosevelt, Sheridan Counties, Montana

Mississippian Madison Formation, Williston Basin

Samson 87% Operated Average Working Interest

The previously announced sale transaction for this project did not close as expected on 15 October 2018 and that contract was terminated.

Samson has three initiatives in place and is pursuing:

1)	A refinance of the existing debt facility, this process is close to finalization with the necessary due diligence being undertaken

2)	A farmout of the considerable upside in the Home Run Field. This field the largest in the portfolio and has a modest PDP reserve and therefore not effected as much by the recent downturn in oil prices The field however has large PUD reserve which is not valued in the trade sale market and is accordingly not subject to the value gap which has developed because of that price deterioration.

3)	An asset sale to the previously engaged buyer or another buyer, this is proving to be difficult because of the lower oil price situation

Samson averaged a gross 1043 BOPD from its operated wells in the Foreman Butte Project this quarter. The production has increased by 25% from the previous gross operated production rate for the September quarter of 833 BOPD. (These production numbers represent all barrels produced and includes some oil that remains in oil tank inventory at the end of the quarter).

LIQUIDITY

Sources of cash for the next quarter are as follows:

US$(’000’s)
Current cash on hand	1,757
Cash receipts from December quarter oil and gas sales*	712
TOTAL	2,469

SAMSON OIL & GAS LIMITED

December 2018 Quarterly Report

* Estimate based on realized December quarter production and $44 oil price (indicative of estimated oil pricing), allowing for a one month delay between production and cash receipt.

FINANCIAL

Mutual of Omaha Credit Facility

Following the lapsing of the purchase and sale agreement, Mutual of Omaha have the right to seek alternative actions for repayment but have not done so at the date of this report.

Foreign Exchange Rates

The closing A$:US$ exchange rate on 31 December 2018 was $0.71 The average A$:US$ exchange rate for the quarter was $0.72.

The Company’s cash position at 31 December 2018 was as follows:

US$(‘000’s)
Cash at bank on deposit	1,757

Hedging

Samson is currently unhedged.

For and on behalf of the Board of

SAMSON OIL & GAS LIMITED

TERRY BARR	Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.
Managing Director

31 January 2019

SAMSON OIL & GAS LIMITED

December 2018 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity and oil and gas exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10, 01/05/13, 01/09/16

Name of entity
Samson Oil and Gas Limited
ABN	Quarter ended (“current quarter”)
25 009 069 005	31 December 2018

Consolidated statement of cash flows		Current quarter $US’000	Year to date (6 months) $US’000
1.	Cash flows from operating activities
1.1	Receipts from customers	4,467	8,687
1.2	Payments for
	(a) exploration & evaluation	(11)	(39)
	(b) development	(214)	(257)
	(c) production	(3,180)	(5,604)
	(d) staff costs	(237)	(544)
	(e) administration and corporate costs	(840)	(1,024)
1.3	Dividends received (see note 3)	-	-
1.4	Interest received	-	-
1.5	Interest and other costs of finance paid	(482)	(756)
1.6	Income taxes paid	-	-
1.7	Research and development refunds	-	-
1.8	Other (provide details if material) Hedging	(265)	(775)
	Abandonment costs	-	-
1.9	Net cash from / (used in) operating activities	(762)	(312)

2.	Cash flows from investing activities	-	-
2.1	Payments to acquire:
	(a) property, plant and equipment
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-

SAMSON OIL & GAS LIMITED

December 2018 Quarterly Report

Consolidated statement of cash flows		Current quarter $US’000	Year to date (6 months) $US’000
2.2	Proceeds from the disposal of:	-
	(a) property, plant and equipment		700
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-
2.3	Cash flows from loans to other entities	-	-
2.4	Dividends received (see note 3)	-	-
2.5	Other (provide details if material)	-	-
2.6	Net cash from / (used in) investing activities	-	700

3.	Cash flows from financing activities
3.1	Proceeds from issues of shares	-	-
3.2	Proceeds from issue of convertible notes	-	-
3.3	Proceeds from exercise of share options	-	-
3.4	Transaction costs related to issues of shares, convertible notes or options	-	-
3.5	Proceeds from borrowings	-	-
3.6	Repayment of borrowings	-	-
3.7	Transaction costs related to loans and borrowings	-	-
3.8	Dividends paid	-	-
3.9	Other (provide details if material)	-	-
3.10	Net cash from / (used in) financing activities	-	-

4.	Net increase / (decrease) in cash and cash equivalents for the period
4.1	Cash and cash equivalents at beginning of period	2,522	1,376
4.2	Net cash from / (used in) operating activities (item 1.9 above)	(762)	(312)
4.3	Net cash from / (used in) investing activities (item 2.6 above)	-	700
4.4	Net cash from / (used in) financing activities (item 3.10 above)	-	-

SAMSON OIL & GAS LIMITED

December 2018 Quarterly Report

Consolidated statement of cash flows		Current quarter $US’000	Year to date (6 months) $US’000
4.5	Effect of movement in exchange rates on cash held	(3)	(7)
4.6	Cash and cash equivalents at end of period	1,757	1,757

5.	Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter $US’000	Previous quarter $US’000
5.1	Bank balances	1,757	2,522
5.2	Call deposits	-	-
5.3	Bank overdrafts	-	-
5.4	Other (provide details)	-	-
5.5	Cash and cash equivalents at end of quarter (should equal item 4.6 above)	1,757	2,522

6.	Payments to directors of the entity and their associates	Current quarter $US'000
6.1	Aggregate amount of payments to these parties included in item 1.2	140
6.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
6.3	Include below any explanation necessary to understand the transactions included in items 6.1 and 6.2

Salary and Directors Fees

7.	Payments to related entities of the entity and their associates	Current quarter $US'000
7.1	Aggregate amount of payments to these parties included in item 1.2	-
7.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
7.3	Include below any explanation necessary to understand the transactions included in items 7.1 and 7.2

SAMSON OIL & GAS LIMITED

December 2018 Quarterly Report

8.	Financing facilities available Add notes as necessary for an understanding of the position	Total facility amount at quarter end $US’000	Amount drawn at quarter end $US’000
8.1	Loan facilities	24,000	23,902
8.2	Credit standby arrangements	-	-
8.3	Other (please specify)	-	-
8.4	Include below a description of each facility above, including the lender, interest rate and whether it is secured or unsecured. If any additional facilities have been entered into or are proposed to be entered into after quarter end, include details of those facilities as well.

Mutual of Omaha Bank credit facility - $23.9m. The interest rate is 5.25% on the reserve based lending facility and the interest rate is 6.5% on the term loan with a balance of $4.0 million. Both loans matured October 2018 and are fully secured against Samson’s oil and gas assets.

9.	Estimated cash outflows for next quarter	$US’000
9.1	Exploration and evaluation	-
9.2	Development	-
9.3	Production	1,500
9.4	Staff costs	450
9.5	Administration and corporate costs	600
9.6	Other (provide details if material)	-
9.7	Total estimated cash outflows	2,550

10.	Changes in tenements (items 2.1(b) and 2.2(b) above)	Tenement reference and location	Nature of interest	Interest at beginning of quarter	Interest at end of quarter
10.1	Interests in mining tenements and petroleum tenements lapsed, relinquished or reduced
10.2	Interests in mining tenements and petroleum tenements acquired or increased

SAMSON OIL & GAS LIMITED

December 2018 Quarterly Report

Compliance statement

1	This statement has been prepared in accordance with accounting standards and policies which comply with Listing Rule 19.11A.
2	This statement gives a true and fair view of the matters disclosed.

Sign here:		Date: 31 January 2019
(Director/Company secretary)

Print name:	DENIS RAKICH

Notes

1.	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity that wishes to disclose additional information is encouraged to do so, in a note or notes included in or attached to this report.

2.	If this quarterly report has been prepared in accordance with Australian Accounting Standards, the definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report. If this quarterly report has been prepared in accordance with other accounting standards agreed by ASX pursuant to Listing Rule 19.11A, the corresponding equivalent standards apply to this report.

3.	Dividends received may be classified either as cash flows from operating activities or cash flows from investing activities, depending on the accounting policy of the entity.

SAMSON OIL & GAS LODGES QUARTERLY REPORT AND APPENDIX 5B FOR QUARTER ENDED 31 DECEMBER 2018

Denver January 30, 2019, Perth January 31, 2019

Samson Oil & Gas Limited (ASX: SSN OTC:SSNYY) advises that it has filed its Quarterly Report and Appendix 5B for the quarter ended 31 December 2018. The report is now available on the Company’s website:

www.samsonoilandgas.com

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)
TERRY BARR
Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “project”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.